Exhibit 10(hh)

Chuck Enze

Employment Arrangement

Since June 12, 2006, Energy Future Holdings Corp. (the “Company”) has employed Chuck Enze, who is Chief Executive Officer, Construction, on an at-will basis. The Company pays Mr. Enze an annual salary equal to $600,000, and Mr. Enze is eligible to participate in all compensation and benefits of the Company in which similarly situated executives are eligible to participate, which currently include the EFH Corp. Executive Annual Incentive Plan, the EFH Corp. 2005 Omnibus Incentive Plan, the EFH Corp. Salary Deferral Plan, the EFH Executive Financial Advisement Program, the Executive Physical Examination Program, the EFH Retirement Plan, the EFH Second Supplemental Retirement Plan, the EFH Corp. Executive Change in Control Policy and the EFH Corp. 2005 Executive Severance Plan.

Additionally, Mr. Enze is entitled to a supplemental benefit, in the form of a single lump-sum, equal to $3,100,000, which amount will be reduced by the value of the Company pension payable to Mr. Enze under the EFH Retirement Plan and the Second Supplemental Retirement Plan earned by Mr. Enze up to the age of 60. This supplemental benefit will be paid upon the earlier to occur of Mr. Enze’s separation of service from the Company or his death.